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                            LEGEND PROPERTIES, INC.


FOR IMMEDIATE RELEASE                                   CONTACT:
                                                        Robert B. Cavoto
                                                        Chief Financial Officer
                                                        Legend Properties, Inc.
                                                        Tel:  (703) 680-2226


                    LEGEND PROPERTIES RECEIVES GOING PRIVATE
                    BUYOUT OFFER FROM CONTROLLING SHAREHOLDER

WOODBRIDGE, VA - (October 15, 1999) Legend Properties, Inc. today announced that it has received a proposal from RGI Holdings, Inc. for the merger of Legend with a wholly-owned subsidiary of RGI Holdings. Pursuant to the offer, RGI Holdings would acquire all of the outstanding shares of Legend's common stock not currently held by RGI Holdings for $0.13 per share in cash. RGI Holdings currently holds approximately 80% of Legend's capital stock. Aker RGI ASA, a Norwegian corporation whose shares are traded on the Oslo Stock Exchange, holds approximately 80% of the capital stock of RGI Holdings.

Legend's Board of Directors has established a special committee to evaluate and consider the proposal. The proposed merger is subject, among other things, to
(i) the execution of a definitive merger agreement containing customary terms,
(ii) approval of the transaction by Legend's special committee, Board of Directors and shareholders, (iii) compliance with all applicable regulatory and governmental requirements and (iv) receipt of an opinion from the special committee's financial advisor that the consideration to be received by the public shareholders is fair from a financial point of view.

Legend Properties, Inc. is a diversified real estate operating company engaged in real estate development and sales, club operations and patient services.

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